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                                                                    Exhibit 23.2

                            [Letterhead of KPMG LLP]


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Computer Network Technology Corporation:

We consent to the use of our report dated February 20, 2001, except for note 14, as to which the date is April 3, 2001, with respect to the consolidated balance sheets of Computer Network Technology Corporation and subsidiaries as of January 31, 2001 and December 31, 1999, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for the year ended Janaury 31, 2001, each of the years in the two-year period ended December 31, 1999, and the one month transition period ended January 31, 2000, incorporated herein by reference.

                                       /s/  KPMG LLP


Minneapolis, Minnesota
January 14, 2002